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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

Date of report:  May 14,1996
        (Date of earliest event reported)

                          NORTH EAST INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

      Maine                      0-11184                 01-0278387
 (State or other               (commission            (I.R.S. Employer
 jurisdiction of                 File No.)           Identification No.)
incorporation or
  organization)

                    482 Payne Road, Scarborough, Maine 04074
               (Address of principal executive offices)(Zip Code)

Registrant's telephone number:  (207) 883-2232

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Item 5. Other Events.

The Registrant has been informed that Bernard D. Gershuny has entered into an agreement to sell his shares to Ballabtrae Partners, LLC, a Delaware limited partnership.

Mr. Gershuny owns 810,000 shares of North East Insurance Company common stock, which represents 27.1% of the total outstanding shares. Since 1987 these shares have been held in a non-voting trust, the trustee of which is Stephen F. Dubord, an attorney in Waterville, Maine. Mr. Gershuny's shares were placed in trust pending approval of his acquisition of control of the Registrant by the Maine Bureau of Insurance and the New York Insurance Department. Such approval was never obtained. Under the terms of the non-voting trust and a related order by the Maine Superintendent of Insurance, the 810,000 shares held by the trustee cannot be voted, and Mr. Gershuny is prohibited from exercising control over the affairs of the Registrant.

Under a Purchase Agreement dated as of May 14, 1996, Ballantrae Partners LLC ("Ballantrae") has agreed to purchase Mr. Gershuny's shares, subject however to satisfaction of various conditions on or before December 31, 1996, including receipt of an order by the Maine Bureau of Insurance and the New York Insurance Department as described below. Under the Maine Insurance Code, any person or group that proposes, directly or indirectly, to acquire 10% or more of the voting stock of a Maine insurer must first file an application on Form A seeking approval of the Superintendent of Insurance. The New York Insurance Law contains similar requirements, which are applicable to the Registrant due to its ownership of a New York insurance subsidiary (American Colonial Insurance Company). Ballantrae's purchase is also subject to the condition that the transaction be approved by the U.S. Bankruptcy Court for the Eastern District of New York, before which is pending a bankruptcy proceeding against Mr. Gershuny and others.

Under the Purchase Agreement, the stated purchase price for Mr. Gershuny's shares is approximately $860,500, subject to deduction of reasonable expenses (including legal and accounting fees) of Ballantrae.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                             NORTH EAST INSURANCE COMPANY

May 23, 1996                 By:  /s/Graham S. Payne
                                  ------------------
                                  Treasurer and Chief
                                  Financial Officer